Exhibit 99.1

PEABODY ENERGY News Release

CONTACT:

Vic Svec

(314) 342-7768

FOR IMMEDIATE RELEASE
July 26, 2005

PEABODY ENERGY ELECTS
JOHN F. TURNER TO BOARD OF DIRECTORS

ST. LOUIS, July 26 – Peabody Energy (NYSE: BTU) today announced that John F. Turner has been elected as an independent director and will serve on the board’s Nominating and Corporate Governance Committee. Turner is former U.S. Assistant Secretary of State for Oceans and International Environmental and Scientific Affairs (OES) within the State Department.

“During his career, John has championed the concept of public-private partnerships to advance environmental goals,” said Chairman and Chief Executive Officer Irl F. Engelhardt. “We look forward to the wealth of knowledge and experience he brings to our board.”

Turner had served as Assistant Secretary since 2001. Prior to his appointment, he was President and Chief Executive Officer of the Conservation Fund, a national nonprofit organization dedicated to public-private partnerships to protect land and water resources. During his tenure, the fund protected more than 2.8 million acres of parks, wildlife habitat and open space across America.

He has also served as the Director of the U.S. Fish and Wildlife Service, with responsibility for increasing wetland protection and establishing 55 National Wildlife Refuges, the most of any administration in the nation’s history. Turner began his career in state politics, serving 19 years in the Wyoming State Legislature.

A native of Moose, Wyo., Turner earned a bachelor’s degree in biology from the University of Notre Dame, and a master’s degree in wildlife ecology from the University of Michigan. He also serves on the board of International Paper Company.

Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company, with 2004 sales of 227 million tons and $3.6 billion in revenues. Its coal products fuel more than 10 percent of all U.S. electricity and 3 percent of worldwide electricity.